EXHIBIT 99.1

2621 West 15th Place Chicago, IL 60608
NEWS RELEASE	For additional information: Terence R. Rogers VP Finance and Treasurer 773.788.3720

RYERSON TULL, INC. DECLARES DIVIDENDS

Chicago, Illinois – November 23, 2004 – The Board of Directors of Ryerson Tull, Inc. (NYSE: RT) declared cash dividends of 5 cents per share on the company’s common stock and 60 cents per share on its Series A $2.40 Cumulative Convertible Preferred Stock. The dividends will be payable February 1, 2005, to stockholders of record at the close of business on January 6, 2005.

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Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with 2003 revenues of $2.2 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico and India.